Exhibit 8.1

1114 Avenue of the Americas, 23rd Floor New York, New York 10036.7703 USA P. 212.880.6000 | F. 212.682.0200 www.torys.com

June 16, 2023

Brookfield Renewable Partners L.P.

73 Front Street

5th Floor

Hamilton HM 12, Bermuda

Re:          United States Federal Income Tax Opinion

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Brookfield Renewable Partners L.P. (formerly “Brookfield Renewable Energy Partners L.P.”), a Bermuda exempted limited partnership (“BEP”), in connection with the offering of limited partnership units of BEP. We have been asked to render our opinion as to certain U.S. tax matters disclosed in the prospectus supplement, dated June 13, 2023 (the “Prospectus Supplement”), filed by BEP with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Act”). Capitalized terms used and not defined herein have the meanings ascribed to them in the Prospectus Supplement.

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)             the Prospectus Supplement;

(ii)            the Limited Partnership Agreement in respect of BEP, dated June 27, 2011, by and among 2288509 Ontario Inc., an Ontario corporation (“2288509”), and Brookfield Renewable Power Inc., an Ontario corporation (“BRPI”);

(iii)           the Amended and Restated Limited Partnership Agreement of BEP, dated as of November 20, 2011, by and among 2288509, BRPI, and each person admitted to BEP as a limited partner in accordance with the provisions of such agreement, as amended May 4, 2012;

(iv)           the Second Amended and Restated Limited Partnership Agreement of BEP, dated as of November 25, 2015, by and among Brookfield Renewable Partners Limited, a Bermuda exempted company (the “BEP General Partner”), and each person admitted to BEP as a limited partner in accordance with the provisions of such agreement;

(v)            the Third Amended and Restated Limited Partnership Agreement of BEP, dated as of February 11, 2016, by and among the BEP General Partner and each person admitted to BEP as a limited partner in accordance with the provisions of such agreement;

(vi)           the Fourth Amended and Restated Limited Partnership Agreement of BEP, dated as of May 3, 2016, by and among the BEP General Partner and each person admitted to BEP as a limited partner in accordance with the provisions of such agreement, as amended (the “BEP Limited Partnership Agreement”);

(vii)          the Limited Partnership Agreement in respect of Brookfield Renewable Energy L.P., a Bermuda limited partnership (“BRELP”), dated June 27, 2011, by and among BREP Holding L.P., a Bermuda limited partnership (the “BRELP General Partner”), and BEP;

(viii)         the Amended and Restated Limited Partnership Agreement of BRELP, dated as of November 20, 2011, by and among BEP and the BRELP General Partner;

(ix)           the Second Amended and Restated Limited Partnership Agreement of BRELP, dated as of November 25, 2015, by and among the BRELP General Partner, BEP, BRPI, Brookfield Energy Marketing L.P., an Ontario limited partnership (“BEM LP”), BRP Canada GP LP, an Ontario limited partnership (“LB LP”), and each person admitted to BRELP as a limited partner in accordance with the provisions of such agreement;

(x)            the Third Amended and Restated Limited Partnership Agreement of BRELP, dated as of February 11, 2016, by and among the BRELP General Partner, BEP, BRPI, BEM LP, LB LP, and each person admitted to BRELP as a limited partner in accordance with the provisions of such agreement;

(xi)           the Fourth Amended and Restated Limited Partnership Agreement of BRELP, dated as of December 30, 2020, by and among the BRELP General Partner, BEP, BRPI, BEM LP, and each person admitted to BRELP as a limited partner in accordance with the provisions of such agreement, as amended (the “BRELP Limited Partnership Agreement”);

(xii)          the Special Resolution of the Sole Shareholder of 2288509, dated December 15, 2011;

(xiii)         the General Conveyance by 2288509 in favour of the BEP General Partner, dated December 15, 2011;

(xiv)         the Counterpart Agreement of the BEP General Partner, dated December 15, 2011;

(xv)          the Articles of Dissolution of 2288509, without date;

(xvi)         the certificate of the BEP General Partner and the BRELP General Partner, of even date herewith, delivered to us for purposes of this opinion, including all schedules and exhibits thereto (the “Certificate”); and

(xvii)        such agreements, documents, and other instruments as we have deemed necessary or appropriate.

In addition, we have examined, and have relied as to matters of fact upon, originals, duplicates, certified or conformed copies of such records, agreements, documents, and other instruments and such certificates or comparable documents of public officials and of officers and representatives of BEP and BRELP, and have made such other and further investigations, as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth.

In rendering this opinion, we have assumed that (i) the transactions described in the Prospectus Supplement will be consummated in the manner set forth therein; (ii) the representations made in the Certificate are true, correct, and complete and will remain true, correct, and complete at all times; (iii) any representation set forth in the Certificate qualified by knowledge, intention, belief, or any similar qualification is and will remain true, correct, and complete without regard to such qualification; and (iv) each of BEP, BRELP, and each Fiscally Transparent Subsidiary (as such term is defined in the Certificate) operates and will continue to operate in accordance with certain operating guidelines set forth in such Certificate. In addition, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions, and limitations stated herein and in the Prospectus Supplement, we are of the opinion that (i) the statements set forth in the Prospectus Supplement under the caption “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS,” insofar as they express conclusions as to the application of United States federal income tax law, represent our opinion as to the matters discussed therein; and (ii) as of the date hereof, each of BEP and BRELP will be classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for United States federal income tax purposes.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, in each case as currently in effect and subject to change at any time with retroactive effect. Any change in applicable laws or facts and circumstances, or any inaccuracy in the statements, facts, assumptions, or representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy. No opinion is expressed concerning any law other than the federal income tax law of the United States.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Prospectus Supplement and to the references to our firm under the captions “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS” and “LEGAL MATTERS” in the Prospectus Supplement. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by the Act or the rules thereunder.

Very truly yours,

/s/ Torys LLP